Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-203176, 333-184344, 333-160512, and 333-123540) of Beyond, Inc. of our report dated June 20, 2024, which report appears in the December 31, 2023 annual report on Form 11-K of the Beyond 401(k) Plan.

/s/ KBF CPAs LLP

Lake Oswego, Oregon
June 20, 2024